Exhibit 1.(i)

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (“Agreement”) dated as of December 1, 2009 by and between Eagle Life Insurance Company (“Insurer”); an Iowa domiciled insurance company, and American Equity Capital, Inc. (“Distributor”), an Iowa domiciled corporation and a securities broker-dealer registered with the SEC and a member of FINRA.

WITNESSETH:

WHEREAS, Distributor is a broker-dealer that engages in the distribution of insurance products registered with the Securities and Exchange Commission (“SEC”) as a security, as well as other investment products; and

WHEREAS, Insurer desires to issue certain indexed annuity contracts described more fully below to the public through Distributor acting as principal underwriter;

NOW, THEREFORE, in consideration of their mutual promises, Insurer and Distributor hereby agree as follows:

1.               Additional Definitions

a.               Contracts — The class or classes of fixed indexed annuity products set forth on Schedule 1 to this Agreement as in effect at the time this Agreement is executed, and such other classes of fixed indexed annuity products that may be added to Schedule 1 from time to time in accordance with Section 13(b) of this Agreement, and including any riders to such contracts and any other contracts offered in connection therewith.  For this purpose and under this Agreement generally, a “class of Contracts” shall mean those Contracts issued by Insurer on the same policy form or forms and covered by the same Registration Statement.

b.              Registration Statement — At any time that this Agreement is in effect, each currently effective registration statement filed with the SEC under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment.  For purposes of Section 11 of this Agreement, the term “Registration Statement” means any document which is or at any time was a Registration Statement within the meaning of this Section 1.b.

c.               Prospectus — The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the most recently filed prospectus filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed.  For purposes of Section 11 of this Agreement, the term “any Prospectus” means any document which is or at any time was a Prospectus within the meaning of this Section 1.c.

d.              1933 Act — The Securities Act of 1933, as amended.

e.               1934 Act — The Securities Exchange Act of 1934, as amended.

f.                 1940 Act — The Investment Company Act of 1940, as amended.

g.              SEC — The Securities and Exchange Commission.

h.              FINRA — The Financial Industry Regulatory Authority.

i.                  Regulations — The rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act and the 1940 Act as in effect at the time this Agreement is executed or thereafter promulgated.

j.                  Selling Broker-Dealer — A person registered as a broker-dealer and licensed as a life insurance agent or affiliated with a person so licensed, and authorized to distribute the Contracts pursuant to a sales agreement as provided for in Section 4 of this Agreement.

k.               Agents Manual — The agents’ manual and other written rules, regulations and procedures provided by Insurer to insurance agents appointed to sell its insurance contracts, as revised from time to time.

l.                  Representative — When used with reference to Distributor or a Selling Broker-Dealer, an individual who is an associated person, as that term is defined in the 1934 Act.

m.            Application — An application for a Contract.

n.              Premium — A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.

o.              Customer Service Center — the service center identified in the Prospectus as the location at which Premiums and Applications are accepted.

p.              Nonpublic Personal Information — Nonpublic personal information of customers or consumers (“NPI”) includes, but is not limited to, names, addresses, account balances, account numbers, account activity, social security numbers, taxpayer identification numbers, and sensitive financial and health information.

2.               Authorization and Appointment

a.               Appointment and Scope of Authority.  Insurer hereby appoints and authorizes Distributor to be the distributor and principal underwriter for the sale of the Contracts to the public in each state and other jurisdiction in which the Contracts may lawfully be sold during the term of this Agreement.  Distributor accepts such appointment and authority, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act and conditions herein.  Insurer hereby authorizes Distributor to grant authority to Selling Broker-Dealers to solicit sales of the Contracts to the extent the Distributor deems appropriate and consistent with the marketing program of Insurer for the Contracts.  Distributor will actively engage in its duties under this Agreement on a continuous basis while the Registration Statements for the Contracts remain effective.  Distributor shall use its best efforts to market the Contracts actively and, if Insurer so requests, to assist Insurer in arranging for the sale of the contracts by other registered broker-dealers subject to compliance with applicable law, including the rules of FINRA.  However, Distributor shall not be obligated to sell any specific number or amount of Contracts.

b.              Non-Exclusive.  The services of the Distributor under this Agreement are not to be deemed exclusive and the Distributor shall be free to render similar services to others so long as its services provided hereunder are not impaired or interfered with thereby.

c.               Limits on Authority.  Distributor and its Representatives shall not have authority, on behalf of Insurer:  to make, alter or discharge any Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premium; or to receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums to Insurer).  Distributor shall not expend, nor contract for the expenditure of, the funds of Insurer.  Distributor shall not possess or exercise any authority on behalf of Insurer other than that expressly conferred on Distributor by this Agreement.

d.              Ultimate Authority.  The Insurer shall at all times retain the right to direct, approve or disapprove any action hereunder taken on its behalf by Distributor.  The Insurer has the sole authority to approve or reject applications or payments and maintains ultimate responsibility for underwriting. Anything in this Agreement to the contrary notwithstanding, the Insurer retains the ultimate right to control the sale of the Contracts and to appoint and discharge any insurance agent of the Insurer.

3.               Solicitation Activities

a.               Distributor Representatives.  No Distributor Representative shall encourage the sale of a Contract unless at the time of such solicitation such individual is duly registered with FINRA and duly licensed with any applicable state insurance and securities regulatory authorities, and is duly appointed as an insurance agent of Insurer.

b.              Solicitation Activities.  All sales activities engaged in by Distributor and the Distributor Representatives with respect to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, FINRA rules and all applicable insurance laws and regulations as well as the Insurer’s guidelines.

c.               Representations and Warranties of Distributor.  Distributor represents and warrants to Insurer that Distributor is and shall remain registered during the term of this Agreement as a broker-dealer under the 1934 Act, is a member of FINRA, and is duly registered under applicable state securities laws, and that Distributor is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act, and insurance licensed with any state requiring such licensing for Distributor’s activities.

4.               Selling Broker-Dealers.  Distributor shall have adequate written procedures and guidelines to ensure that sales of the Contracts by Selling Broker-Dealers comply with the following conditions, and any additional conditions Insurer may specify from time to time.

a.               Distributor agrees that it shall be responsible for ensuring that any organization with which it enters into a selling agreement for the sale of the Contracts, and such organization’s agents and representatives, are duly and appropriately licensed, registered, appointed and otherwise qualified to offer and sell the Contracts under the federal securities laws and any applicable securities and insurance laws of each state or other jurisdiction in which the Contracts may be lawfully sold and in which Issuer is licensed to sell the contracts (or, if Selling Broker-Dealer is not so licensed, that it is associated with an entity so licensed).  Distributor may rely on representations from Selling Broker-Dealers that the Selling Broker-Dealers’ agents and representatives are duly and appropriately licensed, registered, appointed and otherwise qualified to offer and sell the Contracts in the jurisdictions in which the Contracts may be lawfully sold and in which solicitation of sales are made by such agents and representatives..

b.              Every Selling Broker-Dealer (or, if applicable, its associated general insurance agency) and each of its Representatives who wish to sell the Contracts shall have been appointed by Insurer, provided that Insurer reserves the right to refuse to appoint any proposed person, or once appointed, to terminate such appointment.

c.               Every Selling Broker-Dealer must enter into a written sales agreement with Insurer and Distributor which sales agreement, among other things, will require such Selling Broker-Dealer to use its best efforts to solicit applications for Contracts and to comply with applicable laws and regulations, including the Insurer’s rules and regulations as reflected in the Insurer’s guidelines as communicated to agents appointed by Insurer.

d.              In view of Insurer’s desire to ensure that Contracts will be sold to purchasers for whom the Contracts will be suitable, the written Sales Agreement between Insurer, Distributor and Selling Broker Dealer shall require that Selling Broker-Dealers and their Representatives not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for the applicant, in accordance with the written supervisory guidelines of Selling Broker-Dealers and Insurer, state and federal securities’ laws, FINRA rules and regulations and state insurance laws and regulations.  While not limited to the following, a determination of suitability shall be based on information supplied by an applicant after a reasonable inquiry concerning the applicant’s other security holdings, insurance and investment objectives, financial situation, liquidity needs and that client will keep the

Contract in force for a sufficient period of time so that Insurer’s acquisition costs are amortized over a reasonable period of time.

5.               Marketing Materials

a.               Preparation and Filing.  Insurer shall be responsible for the design, development and preparation of all promotional, sales, and advertising material relating to the Contracts, subject to review and approval by Distributor of such material and documents in accordance with applicable FINRA rules.  Distributor shall be responsible for filing such material, as required, with FINRA and any state securities regulatory authorities. Insurer shall be responsible for filing all promotional, sales, or advertising material, as required, with any state insurance regulatory authorities.  Insurer shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing and keeping the Prospectuses and Registration Statements up to date and filing them with the SEC and state regulatory authorities, to the extent required.

b.              The parties shall notify each other expeditiously of any comments or requests for information by the SEC, FINRA or any securities or insurance regulatory authority on such material.

c.               The Distributor is not authorized to give any information or make any representations concerning the Contracts other than those contained in the current Prospectus or Registration Statements relating to the Contract as filed with the SEC or such sales literature as may be authorized by the Insurer.

d.              Use in Solicitation Activities.  Insurer shall be responsible for furnishing Distributor with such Applications, Prospectuses and other materials for use by Distributor and any Selling Broker-Dealers in their solicitation activities with respect to the Contracts.  Insurer shall notify Distributor of those states or jurisdictions which require delivery of a statement of additional information with a prospectus to a prospective purchaser, or any additional state specific requirements.

6.               Commissions, Compensation and Expenses

a.               Commissions.  Insurer shall pay compensation for sales of the Contracts in accordance with Schedule 2 attached hereto. Schedule 2 may be amended by Insurer in its sole discretion from time to time.  Such amendment shall apply only to applications dated after the effective date of such amendment, provided, however, that Insurer reserves the right to apply such amendment with respect to all subsequent premiums and renewal premiums received after the effective date of such amendment.  In the event the Distributor is disqualified from continued registration with FINRA, Insurer shall not be obligated to pay commissions, fees or additional compensation pursuant to this Agreement, the payment of which would represent a violation of FINRA rules.

i.      Insurer may pay forms of compensation to the Selling-Broker Dealers or wholesaling broker-dealers as paying agent on behalf of Distributor as a purely ministerial service, and Insurer will maintain the books and records reflecting such payments on behalf of Distributor. Insurer shall comply with the terms and conditions of applicable federal securities laws and SEC and FINRA rules and regulations in this regard.

b.              Expenses.  The Insurer will bear the expenses of (1) printing and distributing Registration Statements, Prospectuses and promotional materials related to the Contracts; (2) state and federal qualification of such Contracts for sale in connection with such offerings; (3) all legal expenses of the Insurer in connection with the foregoing; and (4) any other expenses which may be deemed mutually appropriate.

7.               Compliance

a.               Maintaining Registration and Approvals.  Insurer shall be responsible for maintaining the registration of the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which applications for the Contracts are to be solicited.

b.              Compliance.  The Distributor will act in conformity with the Securities Act of 1933, the Investment Company Act of 1940, the Securities Exchange Act of 1934, the rules and regulations of FINRA, and all other applicable federal and state laws and regulations.

I.                Any confirmation required to be sent in connection with the issuance of contracts or the receipt of Premiums thereunder will be sent by the Insurer, as required by the 1934 Act and applicable regulations.

II.            The Insurer will prepare and maintain all books and records relating to the Contracts including such books and records as the Distributor is required to maintain under the 1934 Act, as applicable.  For the purposes of this Agreement, books and records maintained for the Distributor will be deemed to be the property of the Distributor and will be subject at all times to examination by the SEC in accordance with the 1934 Act, FINRA or any state regulator.

III.        Both parties agree to keep any additional necessary records as indicated by applicable state and federal law and to render the necessary assistance to one another for the accurate and timely preparation of such records.

c.               Issuance and Administration of Contracts.  Insurer shall be responsible for issuing the Contracts and administering the Contracts, provided, however, that Distributor shall have responsibility for any securities activities of persons employed by the Insurer to the extent those persons are engaged in securities activities and whose registration is assigned to Distributor. Insurer may, in accordance with applicable laws, use affiliates of Insurer to perform functions that Insurer has agreed to perform on behalf of Distributor.  Such functions may include, but are not limited to, sending confirmations on behalf of

Distributor and maintaining books and records on Distributor’s behalf.  Books and records created or maintained for the Distributor by any affiliate of Insurer performing functions for Distributor pursuant to this provision will be deemed to be the property of Distributor and will be subject at all times to examination by the SEC in accordance with the 1934 Act, FINRA or any state regulator.

8.               Dual Employees

a.               Any person, even though also an officer, director, employee or agent of Distributor, who may be or become an officer, director, employee, or agent of the Insurer shall be deemed, when rendering services to the Insurer or acting in any business of the Insurer, to be rendering such services to or acting solely for the Insurer and not as an officer, director, employee, or agent or under the control or direction of the Distributor even though paid by the Distributor except that Distributor shall have responsibility for any securities activities of any such person.  Likewise, any person even though also an officer, director, employee, or agent of the Insurer, who may be or become an officer, director, employee, or agent of the Distributor shall be deemed, when rendering services to the Distributor or acting in any business of the Distributor, to be rendering such services to or acting solely for the Distributor and not as an officer, director, employee, or agent or one under the control or direction of the Insurer even though paid by the Insurer.

9.               Nonpublic information

a.               NPI includes the definition contained in Section 1 above, as well as the information on each party’s forms or in a database of any kind, information created by each party, information collected by or on behalf of a party, and personally identifiable information derived from NPI.  There may be instances where each party will have the same NPI that may be subject to different privacy policies and procedures according to the notices provided to the customer or consumer by the respective parties to the Agreement.

b.              Disclosure and Use of NPI — All NPI that any party obtains as a result of this relationship shall not be used, disclosed, reused or redisclosed to any third party, except to carry out the purposes for which the information was disclosed.  All NPI of the other parties shall be held in confidence to the same extent and in at least the same manner as the holding party protects its own NPI, but in no case in a lesser manner than a reasonable degree of care under the circumstances.  Each party shall be permitted to disclose relevant aspects of the other parties’ NPI to its officers, agents, subcontractors and employees only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under the Agreement; provided that such party shall take all reasonable measures to ensure that the NPI of the other party or parties is not disclosed or reproduced in contravention of the provisions of this Agreement by such party’s officers, agents, subcontractors and employees.  The obligations of this Agreement shall not restrict any disclosure by any party pursuant to any applicable state or federal laws, or by request or order of any court or government agency (provided that the disclosing party shall seek appropriate protections and provide prompt notice to the non-disclosing party or parties in order that any other party will have a reasonable opportunity to oppose the disclosure, request or order).  The obligations of this Agreement shall not apply to information which, without breach of obligation of confidentiality: (1) is independently provided by a party; (2) is or becomes publicly known; (3) is already known by such party as evidenced by the written records of such party; or (4) is obtained from an independent source.

c.               Security of NPI — The parties further agree to establish and maintain policies and procedures designed to ensure the confidentiality and security of NPI.  This shall include procedures to protect against any anticipated threats or hazards to the security or integrity of the information and unauthorized access to or use of the information.  For reasonable cause, each party may audit the use or disclosure of NPI upon reasonable written notice to the other party.  Each party will promptly advise the other parties of any breach of obligations of this Agreement with respect to NPI of which the breaching party is aware.

d.              Other provisions — The parties agree that they shall abide by the provisions of the Gramm-Leach-Bliley Act and other applicable privacy laws and regulations and that the obligations described herein shall continue after termination of this Agreement.  Any provision in the Agreement that is inconsistent with the obligations herein shall be void.

10.         Investigations, Proceedings and Complaints

a.               Cooperation.  Distributor and Insurer shall cooperate fully in any complaint, securities or insurance regulatory investigation, proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement.  Without limiting the foregoing, Insurer and Distributor shall notify each other promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Contracts.

11.         Indemnification

a.               By Insurer.  Insurer shall indemnify and hold harmless Distributor and each person who controls or is associated with Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Distributor and/or any such person may become subject, under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

i.              arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any: (i) Registration Statement or in any Prospectus; (ii) blue-sky application or other document executed by Insurer specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; and (iii)  possible state registration or filing of promotional material; provided that Insurer shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to Insurer by Distributor specifically for use in the preparation of any such Registration Statement, any such blue-sky application or any amendment thereof or supplement thereto or any applicable state registration or filing of promotional materials;

ii.           result from any breach by Insurer of any provision of this Agreement.

This indemnification agreement shall be in addition to any liability that Insurer may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

b.              By Distributor.  Distributor shall indemnify and hold harmless Insurer and each person who controls or is associated with Insurer within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Insurer and/or any such person may become subject under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

i.              arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any: (i) Registration Statement or in any Prospectus; (ii) blue-sky application or other document executed by Insurer specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; and (iii) possible state registration or filing of promotional material to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Distributor to Insurer specifically for use in the preparation of any such Registration Statement or any such blue-sky application or any amendment thereof or supplement thereto, and any possible state registration or filing of promotional material;

ii.           result because of any use by Distributor or any Distributor Representative of promotional, sales or advertising material not authorized by Insurer or any verbal or written misrepresentations by Distributor or any Distributor Representative or

any unlawful sales practices concerning the Contracts by Distributor or any Distributor Representative under federal securities laws or FINRA regulations;

iii.        result from any breach by Distributor of any provision of this Agreement.

This indemnification shall be in addition to any liability that Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

c.               General.  Promptly after receipt by a party entitled to indemnification (“indemnified person”) under this Section 11 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 11 (“indemnifying party”), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 11.  The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relive such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending himself or itself.

The indemnification provisions contained in this Section 11 shall remain operative in full force and effect, regardless of any termination of this Agreement.  A successor by law of Distributor or Insurer, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 11.

12.         Termination.  This Agreement shall terminate automatically if it is assigned by a party without the prior written consent of the other party.  This Agreement may be terminated at any time for any reason by either party upon 60 days’ written notice to the other party, without payment of any penalty.  (The term “assigned” shall not include any transaction exempted from Section 15(b)(2) of the 1940 Act.)  This Agreement may be terminated at the option of either party to this Agreement upon the other party’s material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party.  Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications received by Insurer prior to termination.

13.         Miscellaneous

a.               Binding Effect.  This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

b.              Schedules.  The parties to this Agreement may amend Schedule 1 to this Agreement from time to time to reflect additions of any class of Contracts.  The provisions of this Agreement shall be equally applicable to each such class of Contracts that may be added to the Schedule, unless the context otherwise requires. Insurer may amend Schedule 2 unilaterally, from time to time.  Any other change in the terms or provisions of this Agreement shall be by written agreement between Insurer and Distributor.

c.               Rights, Remedies, etc, are Cumulative.  The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.  Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

d.              Notices.  All notices hereunder are to be made in writing and shall be given:

If to Insurer, to:

Eagle Life Insurance Company

Attn: General Counsel

6000 Westown Parkway

West Des Moines, IA 50266

If to Distributor, to:

American Equity Capital, Inc.

Attn: Chief Compliance Officer

6000 Westown Parkway

West Des Moines, IA 50266

or such other address as such party may hereafter specify in writing.  Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery.

e.               Interpretation; Jurisdiction.  This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter.  No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement.  This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Iowa without giving effect to principles of conflict of laws.

f.                 Severability.  This is a severable Agreement.  In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

g.              Section and Other Headings.  The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

h.              Counterparts.  This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

i.                  Regulation.  This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and the SEC and FINRA rules and regulations the Regulations, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified above.

EAGLE LIFE INSURANCE COMPANY, INSURER

By:
Name:	Debra J. Richardson
Title:	Executive Vice President and Secretary

AMERICAN EQUITY CAPITAL, INC., DISTRIBUTOR

By:
Name:	Harley A. Whitfield, Jr.
Title:	Vice President

Schedule 1

Contracts

Falcon Gold flexible premium deferred indexed annuity contract

Schedule 2

Compensation

Insurer shall pay Distributor a concession on each Contract sold by Selling Broker-Dealers the Distributor has authorized to sell the Contracts of 20 basis points (.20%) of all Premiums paid to Insurer during the first year of each such Contract.

Distributor will repay to Insurer all such concession paid on premiums that are withdrawn or removed from a Contract within twelve (12) months of the date of the payment of the premium.

The concession on a Contract that replaces any existing contract issued by Insurer or by American Equity Investment Life Insurance Company (or any of its affiliated companies) shall be paid as follows:

(1)                                                                                  The concession on premiums paid in excess of the cash surrender value or withdrawal value of the existing contract will be paid at the full rate: and

(2)                                                                                  No concession shall be paid on premiums that are equal to the cash surrender value or withdrawal value of the existing contract.

“Replaces” is defined as the issuance of a Contract where any such existing contract(s) is (are) surrendered or withdrawals are made from any such existing contract(s) within one (1) year before or after the date of issuance of the new contract.